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770 Cochituate Road
Framingham, Massachusetts 01701
April 27, 2006
Dear Stockholder:
      We cordially invite you to attend our 2006 Annual Meeting on Tuesday, June 6, 2006, at 11:00 a.m., to be held at our offices, 770 Cochituate Road, Framingham, Massachusetts. Please enter our offices through the Northeast Entrance.
      The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.
      We hope that you will be able to join us on June 6th.

Sincerely,

Bernard Cammarata
Chairman of the Board and
Acting Chief Executive Officer
Printed on Recycled Paper

The TJX Companies, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 6, 2006

      The Annual Meeting of Stockholders of The TJX Companies, Inc. will be held at our offices, 770 Cochituate Road, Framingham, Massachusetts, on Tuesday, June 6, 2006, at 11:00 a.m. to vote on:

•	Election of directors.

•	Proposal to ratify appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

•	A shareholder proposal if presented at the meeting.

•	Any other business properly brought before the meeting.
      Stockholders of record at the close of business on April 17, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournments.

By Order of the Board of Directors

Ann McCauley
Secretary
Framingham, Massachusetts
April 27, 2006
PLEASE VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL.

PROXY STATEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
PROPOSAL 2 APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 SHAREHOLDER PROPOSAL
VOTING REQUIREMENTS AND PROXIES
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER MATTERS

The TJX Companies, Inc.

ANNUAL MEETING OF STOCKHOLDERS
June 6, 2006
PROXY STATEMENT

      The Board of Directors of The TJX Companies, Inc., or TJX, is soliciting your proxy for the 2006 Annual Meeting. A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.
      You may vote on the Internet, using the procedures and instructions described on the proxy card and other enclosures. You may vote by telephone using the toll-free telephone number on the proxy card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurate. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. All stockholders may vote by signing and returning the enclosed proxy.
      You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy, delivering a written revocation to the Secretary of TJX, or notifying the Secretary in person at the meeting or any adjournment that you are revoking your earlier vote and voting in person.
      Stockholders of record at the close of business on April 17, 2006 are entitled to vote at the meeting. Each of the 457,971,912 shares of common stock outstanding on the record date is entitled to one vote.
      This proxy statement, the proxy card, and the Annual Report and Form 10-K for our fiscal year ended January 28, 2006 are being first mailed to stockholders on or about the date of the notice of meeting. Our address is 770 Cochituate Road, Framingham, Massachusetts 01701.

ELECTION OF DIRECTORS
      All current members of our Board of Directors, who are listed below, have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2007 Annual Meeting of Stockholders and until their successors are elected and qualified. All of our nominees were elected to the Board by stockholders other than Ms. Lane, who was elected by the directors. We do not anticipate that any nominee will become unavailable to serve.
David A. Brandon, 53
Director since 2001
      Mr. Brandon has been the Chairman, Chief Executive Officer and a director of Domino’s Pizza, Inc., and Chairman, Chief Executive Officer and a Manager of Domino’s Pizza LLC, a business engaged in the franchising and operations of Domino’s Pizza delivery stores worldwide, since 1999. From 1979 to 1998, Mr. Brandon was employed by Valassis, Inc., a company in the sales promotion and coupon industries, serving as its President and Chief Executive Officer from 1989 to 1998 and Chairman of the Board from 1997 to 1998. Mr. Brandon is also a director of Burger King Corporation and Kaydon Corporation.
Bernard Cammarata, 66
Director since 1989
      Mr. Cammarata has been Chairman of the Board of TJX since 1999 and has been Acting Chief Executive Officer of TJX since September 2005. Mr. Cammarata led TJX and its former TJX subsidiary and T.J. Maxx Division since the business was organized in 1976 until 2000 including serving as President of TJX, Chairman and President of TJX’s T.J. Maxx Division, Chairman of The Marmaxx Group and President and Chief Executive Officer of our former TJX subsidiary, and Chief Executive Officer of TJX from 1989 to 2000. Mr. Cammarata is also a director of Heritage Property Investment Trust, Inc.
Gary L. Crittenden, 52
Director since 2000
      Mr. Crittenden has been Executive Vice President and Chief Financial Officer of American Express Company, a financial services company, since 2000. Mr. Crittenden is also a director of Staples, Inc.
Gail Deegan, 59
Director since 2001
      Ms. Deegan has been an Executive in Residence at Babson College and Simmons School of Management since 2002. She previously served as an Executive Vice President and Chief Financial Officer of Houghton Mifflin Co., a publishing company, from 1996 to 2001. She was previously employed by NYNEX (New England), a telecommunications provider, as Vice President, Chief Financial Officer and as Senior Vice President, Regulatory and Government Affairs. Ms. Deegan is also a director of EMC Corporation.
Dennis F. Hightower, 64
Director since 1996
      Mr. Hightower served as Chief Executive Officer of Europe Online Networks, S.A., a broadband interactive entertainment provider, from 2000 to 2001. He was Professor of Management at the Harvard Business School from 1997 to 2000 and a Senior Lecturer from 1996 to 1997. He was previously employed by The Walt Disney Company, serving as President of Walt Disney Television & Telecommunications, President of Disney Consumer Products (Europe, Middle East and Africa), and related executive positions in Europe. He is also a director of Accenture Ltd., Domino’s Pizza, Inc. and Northwest Airlines, Inc.

Amy B. Lane, 52
Director since 2005
      Ms. Lane was Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. From 1989 through 1996, Ms. Lane served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit. Ms. Lane began her investment banking career at Morgan Stanley & Co. in 1977. She also serves as the Presiding Director of Borders Group, Inc.
Richard G. Lesser, 71
Director since 1995
      Mr. Lesser was Senior Corporate Advisor to the Company from 2001 to January 2005. He previously served as Chairman of The Marmaxx Group during 2001, Executive Vice President of TJX from 1991 to 2001, President of The Marmaxx Group from 1995 to 2001 and Chief Operating Officer of TJX from 1994 to 1999. He held various other executive and merchandising positions with TJX from 1981 to 1993. Mr. Lesser is also a director of A.C. Moore Arts & Crafts, Inc. and Dollar Tree Stores, Inc.
John F. O’Brien, 63
Director since 1996
      Mr. O’Brien was Chief Executive Officer and President of Allmerica Financial Corporation (now known as Hanover Insurance Group, Inc.) from 1995 to 2002; a director of Allmerica Financial Corporation from 1995 to 2003; Chief Executive Officer, President and a director of First Allmerica Financial Life Insurance Company from 1989 to 2002; Chairman of the Board and director of Allmerica Financial Life Insurance and Annuity Company from 1989 to 2002; Chairman of the Board and Trustee of Allmerica Investment Trust from 1989 to 2002; and Chairman of the Board and Trustee of Allmerica Securities Trust from 1989 to 2002. Mr. O’Brien is also a director of ABIOMED, Inc., Cabot Corporation, LKQ Corporation and a family of Merrill Lynch mutual funds.
Robert F. Shapiro, 71
Director since 1974
      Mr. Shapiro has been a Partner of Klingenstein Fields & Co., L.L.C., an investment advisory business, since 1997. Mr. Shapiro was President of RFS & Associates, Inc., an investment and consulting firm, from 1988 to 2004. He was formerly Co-Chairman of Wertheim Schroder & Co. Incorporated, investment bankers, and President of Wertheim & Co., Inc. Mr. Shapiro is also a director of The Burnham Fund, Inc. and Genaera Corporation. He is a past Chairman of the Securities Industry Association.
Willow B. Shire, 58
Director since 1995
      Ms. Shire has been an executive consultant, specializing in leadership development and strategic problem solving, with Orchard Consulting Group since 1994. For the three years prior to consulting, she was a chairperson for the Computer Systems Public Policy Project within the National Academy of Science. She was employed by Digital Equipment Corporation for 18 years, including as Vice President and Officer, Health Industries Business Unit, and held various positions in the marketing and human resources departments.
Fletcher H. Wiley, 63
Director since 1990
      Mr. Wiley has been a principal in, and the Executive Vice President and General Counsel of, PRWT Services, Inc., a technology-oriented products and services firm, since 1996. Since 2003, Mr. Wiley has been counsel to the law firm Bingham McCutchen LLP. From 1997 to 2002, Mr. Wiley was of counsel to the law firm Schnader Harrison Goldstein & Manello, and its predecessor firm Goldstein & Manello. Previously Mr. Wiley was a partner of Goldstein & Manello and of the law firm Fitch, Wiley, Richlin & Tourse, P.C. and its predecessor firm.
Corporate Governance
      Attendance. During fiscal 2006, each director attended at least 75% of all meetings of the Board and committees of which he or she was a member.
      Board Independence. Our Corporate Governance Principles provide that at least two-thirds of the members of our Board will be independent directors. The Board of Directors annually evaluates the relationships between each nominee for director and the Company and makes an affirmative determination whether or not each director is independent. To assist it in making its independence determination, the Board of Directors has adopted the following categorical standards, which are more rigorous than the requirements of the New York Stock Exchange and are posted on our website, providing that a director is not independent if:

•	the director is, or has been within the last five years, an employee of TJX or an immediate family member is, or has been within the last five years, an officer of TJX;

•	the director has received, or has an immediate family member who has received, during any twelve-month period within the last five years, more than $100,000 in direct compensation from TJX, other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service;

•	the director or an immediate family member is a partner of the firm that is the internal or external auditor of TJX, the director is a current employee of such firm, the director has an immediate family member who is an employee of such firm and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last five years (but is no longer) a partner or an employee of such firm and who personally worked on TJX’s audit within that time;

•	the director or an immediate family member is, or has been within the last five years, employed as an executive officer of another company for which any of the current executive officers of TJX at the same time serves or served on the compensation committee of such other company;

•	the director is a current employee or an immediate family member is an executive officer of another company that has made payments to, or received payments from, TJX for property or services in an amount which, in any of the last five fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues; and

•	the director is, or was during the last year, an officer, director or trustee of a charitable organization to which TJX’s annual contributions (excluding matching contributions) exceeded $50,000 per year during the last year.
      An independent director must be free of any other relationship that in the opinion of the Board of Directors would interfere with the exercise of independent judgment as a director.
      As part of the Board’s annual review of director independence, the Board considered the recommendation of our Corporate Governance Committee and any transactions and relationships between each non-management director or any member of his or her immediate family and TJX. The purpose of this review was to determine whether any relationship or transaction was inconsistent with a determination that the director was independent. As a result of this review, our Board has unanimously determined that nine directors of our eleven-member Board (82%), being David A. Brandon, Gary L. Crittenden, Gail Deegan, Dennis F. Hightower, Amy B. Lane, John F. O’Brien, Robert F. Shapiro, Willow B. Shire and Fletcher H. Wiley, are independent. Our other two directors are not independent: Bernard Cammarata is employed as the Chairman and Acting Chief Executive Officer of TJX, and Richard G. Lesser retired from TJX in January 2005.
      Integrity has been a core tenet of TJX since its inception. We seek to perform with the highest standards of ethical conduct and in compliance with all laws and regulations that relate to our businesses. We have had long-standing corporate governance principles, a Code of Conduct for our associates, a Code of Ethics for TJX Executives, written charters for our Board committees, and a Code of Business Conduct and Ethics for Directors. The current versions of these documents and other items relating to the governance of TJX can be found at www.tjx.com; print copies are available to any stockholder who requests them by writing the Secretary of TJX, 770 Cochituate Road, Framingham, Massachusetts 01701.
      Board Expertise and Diversity. Our directors possess a wide range of talents and experience. Our Corporate Governance Committee recommends proposed nominees to the Board who have demonstrated ability, judgment and high personal and professional integrity and who have the business and/or professional skills, knowledge and experience necessary, in conjunction with our other directors, to serve the best interests of our stockholders effectively. Our Board reflects a range of talents, ages, skills, diversity and expertise to provide sound and prudent guidance with respect to the operations and interests of TJX. All of our directors are financially literate, and three members of our Audit Committee are audit committee financial experts.
      Board Meetings. The Board of Directors met sixteen times during fiscal 2006. At each regular Board meeting, the independent directors meet separately.
      Majority Voting. Our Corporate Governance Principles, available at www.tjx.com, require any nominee for director who receives a greater number of votes “withheld” from than “for” his or her election in an uncontested election to tender his or her resignation and provide procedures for the consideration of such resignation by the Board. Within ninety days of the date of the stockholders’ meeting, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its stockholders, and take what it deems to be appropriate action. Such action may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying stockholder vote.
      Chairman; Lead Director. The Chairman of the Board of Directors is elected annually from among the directors by the Board. Because our Chairman, Mr. Cammarata, is not an independent director, under our Corporate Governance Principles our independent directors have elected John F. O’Brien as Lead Director. As Lead Director, Mr. O’Brien meets at least quarterly with our Chief Executive Officer and with senior officers as necessary, attends quarterly management business review meetings, schedules and chairs meetings of the independent directors and of the non-management directors, attends the meetings of each Board committee and undertakes other responsibilities designated by the independent directors.
      Board Committees. During fiscal 2006, the Board of Directors had six committees: Audit, Corporate Governance, Executive, Executive Compensation, Finance and Search.
      All members of the Audit, Corporate Governance, Executive Compensation and Search Committees are independent directors. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

      The table below provides information about the membership for each of the Board’s committees in fiscal 2006.

			Corporate				Executive
Name	Audit		Governance		Executive		Compensation		Finance		Search

David A. Brandon	X	*									X
Bernard Cammarata					X	*
Gary L. Crittenden									X	*
Gail Deegan	X								X
Dennis F. Hightower	X						X	*			X
Amy B. Lane			X						X
Richard G. Lesser									X
John F. O’Brien					X		X				X
Robert F. Shapiro			X		X		X				X
Willow B. Shire			X	*			X				X	*
Fletcher H. Wiley	X		X

*	Chair
      Audit Committee. The Audit Committee, which met thirteen times last year, is responsible for the annual appointment of the independent registered public accounting firm and oversight of the financial reporting process. Specifically, the Audit Committee’s responsibilities include:

•	reviewing with management, internal auditors and the independent registered public accounting firm TJX’s quarterly and annual financial statements including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

•	monitoring TJX’s system of internal financial controls and accounting practices;

•	overseeing the internal and external audit process, including the scope and implementation of the annual audit;

•	overseeing TJX’s compliance and ethics programs;

•	selecting or terminating the independent registered public accounting firm, approving their compensation and evaluating the performance of the independent registered public accounting firm, including the lead audit and reviewing partners;

•	establishing and maintaining procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of complaints by employees, regarding accounting or auditing matters;

•	pre-approving all work by the independent registered public accounting firm; and

•	reviewing other matters as the Board deems appropriate.
      Executive Compensation Committee. The Executive Compensation Committee, or ECC, which met eleven times last year, is responsible for overseeing executive compensation and benefits. Specifically, the ECC’s responsibilities include:

•	approving the compensation of TJX’s executive officers and members of senior management, including awards of stock options, bonuses and other incentives;

•	determining the performance goals and performance criteria under TJX’s incentive plans;

•	approving the terms of employment of the executive officers of TJX; and

•	administering a number of TJX incentive plans, including our stock-based plans.

      Corporate Governance Committee. The Corporate Governance Committee, which met six times last year, is responsible for recommending nominees for directors to the Board and for TJX’s corporate governance practices. The Corporate Governance Committee’s responsibilities include:

•	recommending director nominees to the Board;

•	developing and reviewing corporate governance principles;

•	reviewing practices and policies with respect to directors, including retirement policies, the size of the Board and the meeting frequency of the Board, and reviewing the functions, duties and composition of the committees of the Board;

•	recommending processes for the annual evaluations of the performance of the Board, the Chairman, the Lead Director, and each committee and its chair;

•	establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.
      The Corporate Governance Committee recommends to the Board individuals as director nominees who, in the opinion of the Corporate Governance Committee, have high personal and professional integrity, who have demonstrated ability and judgment and who will be effective, in conjunction with the other nominees to and members of the Board, in collectively serving the long-term best interests of the shareholders. The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by shareholders, includes actively seeking to identify qualified individuals by various means which may include reviewing lists of possible candidates, such as chief executive officers of public companies or leaders of finance or other industries, considering proposals from sources, such as the Board of Directors, management, employees, stockholders and industry contacts and engaging an outside search firm. The Corporate Governance Committee has adopted a policy with respect to submission by shareholders of candidates for director nominees which is available at our website, www.tjx.com. Any shareholder may submit in writing one candidate for consideration for each shareholder meeting at which directors are to be elected by not later than the 120th calendar day before the first anniversary of the date that TJX released its proxy statement to shareholders in connection with the previous year’s annual meeting. Recommendations should be sent to the Secretary of TJX, c/o Office of the Secretary of The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. A recommendation must include specified information about and consents and agreements of the candidate. The Corporate Governance Committee evaluates candidates for directors recommended by shareholders or others in the same manner. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.
      Executive Committee. The Executive Committee, which met once in fiscal 2006, meets at such times as it determines to be appropriate and has the authority to act for the Board of Directors on specified matters during the intervals between meetings of the Board.
      Finance Committee. The Finance Committee, which met five times in fiscal 2006, is responsible for reviewing and making recommendations to the Board relating to TJX’s financial activities and condition. The Finance Committee’s responsibilities include:

•	reviewing and making recommendations to the Board with respect to financing plans and strategies, financial condition, capital structure, tax strategies, liabilities and payments, dividends, stock repurchase programs and insurance programs of TJX and its subsidiaries;

•	approving TJX’s cash investment policies, foreign currency exchange policies and capital investment criteria, and agreements for borrowing by TJX and its subsidiaries from banks and other financial institutions; and

•	reviewing investment policies, performance and actuarial status of TJX’s pension and other retirement benefit plans.
      Search Committee. The Search Committee was formed in September 2005 after the resignation of the Company’s former Chief Executive Officer to conduct a search of internal and external candidates for the positions of Chief Executive Officer and of President.
      Limits on Board Memberships. No director shall be nominated who has attained the age of 72 prior to or on the date of his or her election or reelection. Directors with full-time jobs should not serve on more than three boards of public companies in addition to our Board, and no director should serve on more than four boards of public companies in addition to our Board. Members of the Audit Committee should not serve on more than two audit committees of other companies. When a director’s principal occupation or business association changes during his or her tenure as a director, that director is required to tender his or her resignation from the Board. The Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.
      Code of Conduct. We have a Code of Conduct for our associates so that our business is conducted with integrity. Our Code of Conduct covers professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Information concerning our Code of Conduct is available on our website at www.tjx.com.
      Code of Ethics for TJX Executives. We have a Code of Ethics for TJX Executives governing our Chief Executive Officer, President, Chief Financial Officer, Principal Accounting Officer and other senior operating, financial and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. A copy of our Code of Ethics for TJX Executives is published on our website at www.tjx.com. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives on our website within five business days following the date of such amendment or waiver.
      Code of Business Conduct and Ethics for Directors. We also have a Code of Conduct and Business Ethics for our directors that promotes honest and ethical conduct, compliance with applicable laws, rules and regulations and the avoidance of conflicts of interest. Information concerning our Code of Business Conduct and Ethics for Directors is available on our website at www.tjx.com.
      Communications with the Board. Shareholders can communicate directly with the Board of Directors by writing to: Board of Directors, c/o Office of the Secretary, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. The Secretary will forward such communications to the Board at or prior to the next meeting of the Board. Shareholders wishing to communicate only with the independent directors can address their communications to “Independent Directors, c/o Corporate Governance Committee” at the same address as above. These communications will be handled by the chair of the Corporate Governance Committee and will be forwarded to the independent directors.
      Policy Relating to Attendance at Annual Meeting. All directors are expected to attend the annual meeting. In 2005, all nominees and directors were present at the stockholders’ meeting.
      Stock Ownership for Directors and Executive Officers. At the time of his or her election, a director must own at least $10,000 of TJX common stock. Over time, a director must increase his or her ownership of TJX common stock (including deferred shares) to at least $200,000. Our Chief Executive Officer must attain stock ownership with a fair market value of not less than five times his or her annual base compensation, and the President and each Senior Executive Vice President must attain stock ownership with a fair market value of not less than three times his or her annual base compensation. Such ownership guidelines are reduced at age 62 to 2.5 times annual base compensation for the Chief Executive Officer and 1.5 times annual base compensation for the President and each of the Senior Executive Vice Presidents. It is expected that individuals who have not yet achieved the stock ownership level provided by these guidelines will make steady progress towards meeting such levels.

Audit Committee Report
      We operate in accordance with a written charter adopted by the Board of Directors and reviewed annually by our committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. Our Audit Committee is composed solely of members who are independent, as defined by the New York Stock Exchange. Further, three of our members (Ms. Deegan, Mr. Brandon and Mr. Hightower) are audit committee financial experts as defined by the SEC.
      The Audit Committee met thirteen times during fiscal 2006, including four meetings held with TJX’s Chief Financial Officer, Corporate Controller and PricewaterhouseCoopers LLP, our independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements.
      We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and discussed with the independent registered public accounting firm their independence. We discussed with management, the internal auditors and the independent registered public accounting firm TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both the internal auditors and the independent registered public accounting firm their audit plans, audit scope and identification of audit risks.
      We discussed and reviewed with the independent registered public accounting firm communications required by the Standards of the Public Company Accounting Oversight Board (United States), as described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. We also discussed the results of the internal audit examinations.
      The aggregate fees that we paid for professional services rendered by PricewaterhouseCoopers LLP for the years ended January 28, 2006 and January 29, 2005 were:

In thousands	2006	2005

Audit	$3,683	$4,721
Audit Related	323	538
Tax	1,195	1,503
All Other	—	—

Total	$5,201	$6,762

•	Audit fees were for professional services rendered for the audits of the TJX consolidated financial statements, financial statement schedule and statutory and subsidiary audits, income tax provision procedures, and assistance with review of documents filed with the SEC, and opinions on management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal controls over financial reporting.

•	Audit Related fees were for services related to consultations concerning financial accounting and reporting standards, and employee benefit plan audits.

•	Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax services for employee benefit plans, preparation of tax returns for expatriate employees and requests for rulings and technical advice from tax authorities.
      The Audit Committee preapproves all audit services and all permitted non-audit services by the independent registered public accounting firm including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.
      Our policies prohibit TJX from engaging the independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether TJX’s use of the independent registered public accounting firm for permitted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. We concluded that the independent registered public accounting firm’s provision of non-audit services, which were approved in advance by the Committee, was compatible with their independence.
      We reviewed the audited financial statements of TJX as of and for the fiscal year ended January 28, 2006 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of TJX’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.
      Based on these reviews and discussions with management and the independent registered public accounting firm, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 28, 2006 for filing with the Securities and Exchange Commission. We also have selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal 2007, subject to ratification by our stockholders.

Audit Committee

David A. Brandon, Chairman
Gail Deegan
Dennis F. Hightower
Fletcher H. Wiley
Compensation of Directors
      For fiscal 2006, we paid our non-employee directors as follows:

•	Annual retainer of $35,000.

•	Annual retainer of $7,500 for each Committee chair.

•	Additional annual retainer of $70,000 for the Lead Director. Our Lead Director received a one-time payment of $35,000 in February 2006 in recognition of his services in connection with the CEO transition.

•	Fees of $1,500 per meeting for attendance at Board meetings.

•	Fees of $1,250 per meeting for attendance at committee meetings (other than the Executive Committee).

•	Deferred share award representing $30,000 of common stock, together with deferred dividends.

•	Stock option with respect to 12,000 shares of common stock.

•	Reimbursement for customary expenses for attending Board and committee meetings.
      Directors may participate in our General Deferred Compensation Plan, pursuant to which amounts deferred earn interest at a periodically adjusted market-based rate and are paid at retirement from the Board. Employees of TJX are not paid additional compensation for their service as directors.

      Options are granted under the Stock Incentive Plan at fair market value on date of grant, have a ten-year term, vest after one year and remain exercisable for the term of the option or up to five years after cessation of Board service. Options terminate upon death, except that upon death within the last year of such five-year period, options remain exercisable for one year following death. Options vest upon a change of control. Deferred share awards and deferred dividends on those awards are granted under the Stock Incentive Plan and are distributed as shares of common stock when the director leaves the Board or upon a change of control.
      We do not provide retirement benefits or insurance for our non-employee directors.
      The retainer and meeting fees earned by our non-employee directors with respect to fiscal 2006 were as follows:

David A. Brandon	$82,750
Gary L. Crittenden	$67,000
Gail Deegan	$81,500
Dennis F. Hightower	$86,750
Amy B. Lane	$17,711
Richard G. Lesser	$61,000
John F. O’Brien	$136,500
Robert F. Shapiro	$80,250
Willow B. Shire	$89,093
Fletcher H. Wiley	$81,500
      Changes to Director Compensation for Fiscal 2007. The form and amount of compensation paid to the non-employee directors is reviewed from time to time by the Corporate Governance Committee. Upon its recommendation with the advice of a compensation consultant engaged by the committee, the Board approved the following compensation package for non-employee directors to take effect for fiscal 2007:

•	Annual retainer of $40,000.

•	Annual retainer of $10,000 for each Committee chair.

•	Additional annual retainer of $70,000 for the Lead Director.

•	Fee of $1,500 for each Board meeting attended.

•	Fee of $2,000 for each Committee meeting attended as a Committee member or $2,500 for each Committee meeting attended as Committee Chairperson.

•	No annual stock option grants.

•	Two annual deferred share awards, each representing shares of TJX common stock valued at $50,000.

•	Reimbursement for customary expenses for attending Board and committee meetings.
      The Executive Committee is excluded from the above committee-specific compensation. Both deferred stock awards are granted under our Stock Incentive Plan. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or a change of control. The second award vests prior to the annual meeting next following the award (unless the director ceases to serve prior to such time) or upon a change of control, if earlier, and is payable with accumulated dividends in stock at the same time as the first award, or, if a director makes an irrevocable advance election, upon vesting.

Beneficial Ownership
      The following table shows as of March 31, 2006 the number of shares of TJX common stock beneficially owned by each director, and current and former executive officers named in the Summary Compensation Table and by all directors, current and former executive officers as a group.

	Number of
Name	Shares(1)

Arnold S. Barron	348,401	(2)
David A. Brandon	55,000
Bernard Cammarata	2,444,622	(2)(3)(4)
Donald G. Campbell	897,873	(2)(4)
Gary L. Crittenden	57,000
Gail Deegan	54,000
Edmond J. English	390,915
Dennis F. Hightower	13,000	(4)
Amy B. Lane	1,400
Richard G. Lesser	879,500
Peter A. Maich	482,921
Carol Meyrowitz	562,500	(2)
John F. O’Brien	92,000
Robert F. Shapiro	108,000
Willow B. Shire	69,300
Alexander W. Smith	404,786	(2)
Fletcher H. Wiley	83,200

All Directors, Nominees and Executive Officers as a group (18 persons)	7,113,464

(1)	Each of the individuals listed above beneficially owned less than 1% of our outstanding common stock and the group listed above owned 1.6%. All directors and current and former executive officers have sole voting and investment power except as indicated below. Includes shares of common stock which each of the following persons had the right to acquire on March 31, 2006 or within sixty (60) days thereafter through the exercise of options: Mr. Barron (324,168), Mr. Brandon (48,000), Mr. Cammarata (1,521,000), Mr. Campbell (725,000), Mr. Crittenden (56,000), Ms. Deegan (48,000), Mr. Hightower (12,000), Mr. Lesser (874,500), Mr. Maich (462,000), Ms. Meyrowitz (225,000), Mr. O’Brien (72,000), Mr. Shapiro (48,000), Ms. Shire (64,000), Mr. Smith (312,500) and Mr. Wiley (72,000) and all directors and executive officers as a group (4,964,168). Excludes deferred shares payable upon leaving the Board: Mr. Brandon (4,609), Mr. Crittenden (6,235), Ms. Deegan (5,218), Mr. Hightower (9,922), Ms. Lane (938), Mr. Lesser (1,299), Mr. O’Brien (9,717), Mr. Shapiro (16,954), Ms. Shire (10,412), and Mr. Wiley (16,443).

(2)	Includes restricted shares that are subject to forfeiture restrictions: Mr. Barron (18,750), Mr. Cammarata (47,000), Mr. Campbell (56,250), Ms. Meyrowitz (337,500) and Mr. Smith (56,250) and all directors and executive officers as a group (572,000).

(3)	Excludes 1,608 shares owned by Mr. Cammarata’s wife as to which Mr. Cammarata disclaims beneficial ownership and 94,000 performance-based deferred shares. Includes 211,559 shares owned by a trust of which Mr. Cammarata is sole trustee.

(4)	Includes shares owned by a charitable foundation of which the individual is a trustee or officer: Mr. Cammarata (139,014), Mr. Campbell (10,000) and Mr. Hightower (1,000).

      As of March 31, 2006, based on information filed with the Securities and Exchange Commission, the person known to us to beneficially own five percent or more of our outstanding voting stock is as follows:

			Percentage of
	Number of		Class
Name and Address of Beneficial Owner	Shares		Outstanding

Capital Research and Management Company	50,070,000	(1)	10.9%
333 South Hope Street Los Angeles, CA 90071
Pzena Investment Management, LLC	26,707,298	(2)	5.8%
120 West 45th Street, 20th Floor New York, NY 10036
Ruane, Cunniff & Goldfarb Inc.	37,923,537	(3)	8.3%
767 Fifth Avenue New York, NY 10153-4798

(1)	Reflects sole voting power with respect to 8,220,000 shares and sole dispositive power with respect to all shares. Capital Research disclaims beneficial ownership of all shares.

(2)	Reflects sole voting power with respect to 14,189,648 shares and sole dispositive power with respect to all shares.

(3)	Reflects sole voting power with respect to 20,670,743 shares and sole dispositive power with respect to all shares.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in TJX common stock with the Securities and Exchange Commission and the New York Stock Exchange. Under regulations adopted under the Sarbanes-Oxley Act of 2002, most transactions are reportable within two business days. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed.

EXECUTIVE COMPENSATION
Executive Compensation Committee Report
      The Executive Compensation Committee of the Board of Directors, or ECC, administers our executive compensation programs. The ECC is responsible for approving compensation paid to our Chief Executive Officer and other executive officers and approving or reviewing compensation paid to other key associates. Each member of the ECC is a non-employee director and meets the independence standards adopted by the Board of Directors in compliance with New York Stock Exchange listing standards. The ECC operates under the terms of a written charter which is reviewed by the members of the committee annually.

Compensation Philosophy
      We have designed our compensation program based on the philosophy that all of our associates are important to our success, with our executive officers and senior executives setting the direction of our business and having overall responsibility for our results. Like other retailers, we operate in a highly competitive and challenging economic environment. Accordingly, we have adopted a total compensation approach to accomplish several goals:

•	attract and retain very talented individuals,

•	reward achievement of business objectives and financial goals, and

•	enhance shareholder value by achieving our short-term and long-term strategic objectives.
      The ECC implements this compensation philosophy for our executives by providing:

•	base salaries that are competitive with salaries paid by peer companies,

•	short-term incentive programs tied to defined financial measures that our executives can influence, and

•	longer-term incentives designed to encourage strategic planning and execution to achieve defined financial measures over the longer term.
      It is the philosophy of the Company that the amount of the executives’ incentive compensation under the Company’s short and longer term incentive compensation programs is directly tied to the objective performance of the Company and therefore directly linked with the interests of stockholders. The amount an executive is paid under the Management Incentive Plan and Long Range Performance Incentive Plan is determined on the basis of achievement of specific, predetermined pre-tax income targets. Once the targets are set, we do not make discretionary adjustments to the targets or the bonuses for our executive officers under the Management Incentive Plan or the Long Range Performance Incentive Plan. All of our restricted stock and deferred share grants to executive officers are subject to performance measures and, as a result, vest only if predetermined performance goals are achieved. Stock options have realizable value only to the extent that the value of the Company’s stock increases.
      The ECC uses the services of outside compensation consultants selected and hired by the ECC to assist it in designing a total compensation program competitive with those offered by other peer group companies. The ECC reviews base salary, cash and equity incentive compensation and total compensation in light of the comparable compensation elements and total compensation of a group of peer companies, which include some of the companies included in the Dow Jones Apparel Retailers Index, as well as some other retail companies.

Base Salary
      The ECC considers advice of independent consultants, peer data and contractual obligations as well as Company, divisional and individual performance when approving annual base salaries for executive officers. With respect to the Chief Executive Officer’s individual performance, the ECC considers achievement of corporate and divisional operating goals and other objective and qualitative goals established by the Corporate Governance Committee for the CEO early in the fiscal year, and the evaluation of the performance of the Chief Executive Officer by the Corporate Governance Committee against those goals. No specific weight is assigned to any particular factor.

Short-Term Incentives
      Management Incentive Plan. Our Management Incentive Plan is designed to encourage key associates and managers, including executive officers, to achieve annual pre-tax income goals by paying bonuses based on achievement of these goals. The ECC approves these annual goals early in each fiscal year. The ECC also approves bonus targets for participants in the plan, including executives, based on their responsibilities and the input from outside compensation consultants. The amount of participants’ bonuses under the Management Incentive Plan is determined solely by the extent to which performance meets annual goals. If our performance meets these goals, participants receive their target bonus. If our performance exceeds the annual goals, participants can earn up to two times their bonus target based on performance above goals, up to a per-participant maximum of $2 million. If performance does not meet the annual goals, the participants will receive no bonuses or bonuses below target, based on the percentage of the annual goals achieved.

Long-Term Incentives
      The long-term compensation program for corporate and division officers includes performance awards granted under the Long Range Performance Incentive Plan and stock incentives granted under the Stock Incentive Plan.
      Long Range Performance Incentive Plan. The Long Range Performance Incentive Plan is designed to:

•	reward executives for achieving long-term pre-tax income goals over a three-year period,

•	provide retention incentives for executives, and

•	tie a significant portion of an executive’s total compensation to our long-term performance.
      Under the Plan, performance awards are paid to participants, including executive officers, if Company-wide divisional multi-year, pre-tax income goals set by the ECC are met. Like the Management Incentive Plan, participants are paid performance awards under the Long Range Performance Incentive Plan only to the extent that predetermined, multi-year performance goals are met. If these goals for the period are met, the participants are paid their target performance awards. If the goals for the period are exceeded, recipients are paid more than their target performance awards up to a maximum 150% of the target performance awards, but not more than $2 million. If the goals are not met, the participants are paid no performance awards or reduced performance awards, based on the percentage of the performance goals realized.
      Stock Incentives. Stock incentives for our executive officers and key associates are part of our long-term incentive program and link the enhancement of shareholder value with compensation. The ECC awards stock options, restricted stock and deferred shares under the Stock Incentive Plan and reviews a number of factors in determining the type, number and terms of grants to each recipient:

•	level of responsibility and past performance,

•	total compensation strategy for mix of base salary, short-term incentives and long-term incentives, and other equity incentives granted,

•	contractual obligations, and

•	economic cost of equity incentives granted.

      We granted all equity incentives in fiscal 2006 under the Stock Incentive Plan. Virtually all stock options granted are granted at the same regularly-scheduled ECC meeting each year. The exercise price of each stock option granted was equal to the fair market value of our common stock on the date the option was granted. Stock options provide value only when and to the extent that the fair market value of our common stock appreciates. Restricted stock and deferred shares vest upon passage of time and achievement of performance goals. We revised our general approach to longer-term compensation in fiscal 2006 by substantially decreasing the stock incentives awarded to individuals and increasing their long-term cash incentive award opportunities, which is designed to help control the long-term portion of compensation costs going forward.

CEO Compensation
      Upon the resignation of Mr. English as CEO, the Board sought the services of Mr. Cammarata as acting Chief Executive Officer, and the ECC negotiated an amendment to Mr. Cammarata’s employment agreement for such services with the assistance of an independent compensation consultant engaged by the ECC. The ECC and Mr. Cammarata agreed to focus Mr. Cammarata’s compensation on equity incentives vesting upon performance rather than on cash compensation. As a result, Mr. Cammarata’s compensation was structured with actual and potential cash compensation below that of comparable chief executive officers and with substantial equity incentives vesting upon Company performance and stock price. Under the terms of his amended contract, Mr. Cammarata was entitled to a base salary at the annual rate of $1 million for the period of his service as Acting Chief Executive Officer and does not receive awards under the Management Incentive Plan or Long Range Performance Incentive Plan. Mr. Cammarata was granted a performance-based restricted stock award of 47,000 shares of TJX common stock (with vesting to be based on the performance conditions to be established for the Management Incentive Plan for fiscal 2007) and a performance-based deferred stock award for up to 94,000 shares of TJX common stock (with vesting based on the average closing price of TJX common stock over the sixty-day period immediately following the public release of financial information for fiscal 2007). In March 2006, Mr. Cammarata, together with other senior Company executives, agreed to a 10% salary reduction as part of the Company’s overall strategy to drive profitable growth and reduce expenses, and his employment agreement was amended in that regard.
      For fiscal 2006, the ECC, with the advice of independent compensation consultants, set Mr. English’s base salary at $1,300,000 and his target for the Management Incentive Plan at 75% of his salary. The ECC negotiated a resignation agreement with Mr. English upon his resignation in September 2005 as described under “Employment and Other Agreements.”

Section 162(m) of the Internal Revenue Code of 1986
      In establishing compensation, we take into account the provisions of Section 162(m) of the Internal Revenue Code, which exempts some performance-based compensation from the $1 million deduction limit. However, we approve compensation that does not qualify for the exemption to attract and retain executives.

Executive Compensation Committee

Dennis F. Hightower, Chairman
John F. O’Brien
Robert F. Shapiro
Willow B. Shire

Summary Compensation Table
      The following table provides information concerning compensation for our Acting Chief Executive Officer, our former Chief Executive Officer, four other most highly paid executive officers and an additional former executive officer.

					Long-Term Compensation

					Awards Granted		Payouts
	Annual Compensation
					Restricted		Long-Term
				Total Other	Stock	Securities	Incentive	All Other
Name and	Fiscal			Annual	Awards ($)	Underlying	Plan	Compensation
Principal Position	Year(2)	Salary	Bonus(3)	Compensation(4)	(5)	Options	Payouts(6)	(7)

Bernard Cammarata(1)	2006	$630,769	—	$37,230	$3,120,330	—	—	$2,625
Chairman and Acting	2005	$400,000	—	$36,422	—	—	—	$3,075
Chief Executive	2004	$407,692	—	$36,033	—	—	—	$3,000
Officer
Edmond J. English(1)	2006	$1,300,000	$788,005	$38,250	—	300,000	$775,000	$3,561
Former President and	2005	$1,267,308	$833,762	$32,536	—	300,000	$531,440	$4,011
Chief Executive	2004	$1,157,693	$847,952	$29,647	$9,400,000	300,000	$477,240	$3,936
Officer
Arnold S. Barron	2006	$698,558	$249,141	$51,597	—	75,000	$246,297	$3,561
Senior Executive Vice	2005	$668,077	$263,717	$46,672	$271,875	137,500	$212,576	$4,011
President, Group	2004	$632,308	$279,274	$38,594	—	125,000	$198,850	$3,936
President
Donald G. Campbell(1)	2006	$791,827	$310,646	$33,900	—	75,000	$334,878	$3,561
Senior Executive Vice	2005	$775,000	$373,907	$32,913	$1,631,250	150,000	$300,468	$4,011
President-Chief	2004	$776,827	$417,257	$32,586	—	225,000	$278,390	$3,936
Administrative and Business Development Officer
Peter A. Maich(1)	2006	$760,000	$225,869	$28,790	—	75,000	$265,249	$3,561
Former Senior	2005	$753,846	$330,637	$30,952	—	150,000	$241,192	$4,011
Executive Vice	2004	$722,404	$317,475	$30,870	—	150,000	$234,643	$3,936
President, Group President
Carol Meyrowitz(1)	2006	$957,693	$1,200,000	$64,434	$6,270,000	—	—	$3,561
President, TJX	2005	$890,770	$658,996	$34,196	—	225,000	$333,240	$4,011
	2004	$843,077	$455,114	$31,531	—	225,000	$278,390	$3,936
Alexander W. Smith	2006	$941,827	$369,493	$120,113	—	125,000	$264,475	$42,760
Senior Executive Vice	2005	$887,641	$419,045	$122,013	$815,625	187,500	$200,672	$58,028
President, Group	2004	$617,164	$265,476	$47,043	$1,510,500	150,000	$154,524	$103,154
President

(1)	Mr. English resigned as President, Chief Executive Officer on September 13, 2005, and our Chairman, Mr. Cammarata, was elected Acting Chief Executive Officer on that date. Ms. Meyrowitz, who had been employed in a consulting role with TJX since her resignation as Senior Executive Vice President, President Marmaxx Group in fiscal 2005, was elected President effective on October 17, 2005. Mr. Maich resigned as Senior Executive Vice President, Group President on October 14, 2005. See “Employment and Other Agreements” below. Mr. Campbell served as Chief Financial Officer in fiscal 2004.

(2)	Fiscal 2004 was a 53-week year.

(3)	Amounts earned under the Management Incentive Plan (for Mr. English and Mr. Maich in fiscal 2006 in accordance with the terms of their resignation and separation agreements and for Ms. Meyrowitz in fiscal 2005 in accordance with the terms of her 2004 agreement). In fiscal 2006, Ms. Meyrowitz did not participate in the Management Incentive Plan but received a bonus upon her election as President. Mr. Cammarata does not participate in the Management Incentive Plan.

(4)	The table below shows amounts under Total Other Annual Compensation and certain other amounts not required to be disclosed under current SEC rules:

				Tax	Financial				Total Other
	Fiscal			Gross-up:	and Tax	Legal Fee	Housing		Annual
	Years	Automobile		Automobile	Planning	Reimbursement	Expense		Compensation

Bernard Cammarata	2006	$26,348		$10,882	$0				$37,230
	2005	$25,540		$10,882	$0				$36,422
	2004	$26,445		$9,588	$0				$36,033
Edmond J. English	2006	$27,368		$10,882	$0				$38,250
	2005	$20,277		$10,759	$1,500				$32,536
	2004	$17,559		$10,588	$1,500				$29,647
Arnold Barron	2006	$26,396		$10,882	$1,500	$12,819			$51,597
	2005	$25,621		$10,882	$1,500	$8,669			$46,672
	2004	$26,428		$10,666	$1,500				$38,594
Donald G. Campbell	2006	$21,518		$10,882	$1,500				$33,900
	2005	$20,531		$10,882	$1,500				$32,913
	2004	$20,730		$10,356	$1,500				$32,586
Peter A. Maich	2006	$17,908		$10,882	$0				$28,790
	2005	$18,570		$10,882	$1,500				$30,952
	2004	$18,721		$10,649	$1,500				$30,870
Carol Meyrowitz	2006	$21,952		$10,882	$0	$31,600			$64,434
	2005	$22,235		$10,461	$1,500				$34,196
	2004	$20,411		$9,620	$1,500				$31,531
Alexander W. Smith	2006	$21,289		$10,588	$19,269		$68,967		$120,113
	2005	$42,008		$10,588	$11,313		$58,104		$122,013
	2004	$47,043	(a)	$0	$0		(a	)	$47,043

(a)	Does not include $26,866 for 2004 in U.S. housing and vehicle costs incurred for the business and not personal use of Mr. Smith for time spent in the Company’s home office prior to his relocation from the U.K. to the U.S.

(5)	Reflects the market value on the date of grant. In fiscal 2006, the following executives received performance-based restricted stock or deferred stock awards scheduled to vest at the date or over the period shown if specified performance measures are achieved: Mr. Cammarata (47,000 restricted shares/April 2007 based on performance and 94,000 deferred shares/April 2007 based on TJX stock price) and Ms. Meyrowitz (300,000 restricted shares/3 years based on performance). As of January 28, 2006, the aggregate holdings and market value of restricted stock (and in the case of Mr. Cammarata, restricted and deferred stock), all of which vest based on performance measures, were as follows: Mr. Cammarata (141,000 shares/$3,509,490), Mr. Barron (18,750 shares/$466,688), Mr. Campbell (56,250 shares/$1,400,063), Ms. Meyrowitz (337,500 shares/$8,400,375) and Mr. Smith (56,250 shares/$1,400,063). Mr. English vested in all of his unvested restricted stock at the time of his resignation in accordance with his resignation agreement. Mr. Maich forfeited 18,750 shares of restricted stock at the time of his resignation. Restricted stock generally vests over two to five years in equal annual installments. Mr. Cammarata’s restricted stock awards based on performance goals will vest following the public release of financial information for TJX’s fiscal year ending in January 2007. Restricted and deferred shares also vest on death, disability, change of control and on termination in certain circumstances. Regular dividends are paid on restricted stock and deferred shares.

(6)	Amounts earned under the Long Range Performance Incentive Plan (for Mr. English and Mr. Maich in fiscal 2006 in accordance with the terms of their resignation and separation agreements and for Ms. Meyrowitz in fiscal 2005 in accordance with the terms of her 2004 agreement). Ms. Meyrowitz did not participate in the Long Range Performance Incentive Plan in fiscal 2006. Mr. Cammarata does not participate in the Long Range Performance Incentive Plan.

(7)	All Other Compensation includes Company contributions to TJX’s General Savings/Profit Sharing Plan of $2,625 for calendar year 2005, $3,075 for calendar year 2004 and $3,000 for calendar year

2003 for each of the individuals other than Mr. Smith, and Company-paid amounts for life insurance for each of the individuals other than Mr. Cammarata and Mr. Smith in the amount of $936 for calendar years 2005, 2004 and 2003. For Mr. Smith, these amounts include Company-paid life insurance of $1,896, $936 and $2,765 for calendar years 2005, 2004 and 2003, respectively, relocation expenses of $40,864 in fiscal 2006 and $43,449 in fiscal 2005 and contributions to a T.K. Maxx pension plan of $13,643 and $100,389 for fiscal 2005 and 2004.

Option Grants in Fiscal 2006
      The following table reports stock option grants awarded between January 30, 2005 and January 28, 2006 to the current and former named executive officers. Neither Mr. Cammarata nor Ms. Meyrowitz received any stock option grants for this period.

	Individual Grants

	Number of	Percent of				Potential Realizable Value at Assumed
	Securities	Total Options	Exercise or			Annual Rates of Stock Price
	Underlying	Granted to	Base Price			Appreciation for Option Term(2)
	Options	Employees in	(Per	Expiration
Name	Granted	Fiscal Year	Share)(1)	Date		0%	5%		10%

Edmond J. English	150,000	2.1%	$21.4300	3/13/06		$0	$80,363		$160,725
	150,000	2.1%	$21.4300	3/13/06	(3)	$0	$83,577		$167,154
Arnold S. Barron	75,000	1.1%	$21.4300	9/07/15		$0	$1,010,791		$2,561,543
Donald G. Campbell	75,000	1.1%	$21.4300	9/07/15		$0	$1,010,791		$2,561,543
Peter A. Maich	75,000	1.1%	$21.4300	10/14/05	(4)	$0	$0	(4)	$0	(4)
Alexander W. Smith	100,000	1.4%	$21.4300	9/07/15		$0	$1,347,721		$3,415,390
	25,000	0.4%	$21.9700	11/03/15		$0	$345,420		$875,363

(1)	All option awards were granted with an exercise price equal to the closing price on the New York Stock Exchange on the day of grant, vest in equal annual installments over three years, beginning on the first anniversary of the grant date, and upon a change of control and certain employment terminations, other than the first of Mr. English’s options listed above, which was granted with an exercise price in excess of the closing price on the New York Stock Exchange on the date of grant, was fully vested when granted and had approximately a six-month term.

(2)	The dollar amounts under these columns are not intended to forecast possible future appreciation of TJX’s stock price at the expiration date of the grant.

(3)	Mr. English’s option grant originally had an expiration date of 9/07/15, representing a potential realizable value at the date of grant of $2,021,582 at a 5% annual rate and $5,123,085 at a 10% annual rate over the original term. Pursuant to his resignation agreement, this award vested and the expiration date was changed to 3/13/06. The 5% and 10% annual growth rates for the option grants for Mr. English and Mr. Maich are prorated over the actual option term.

(4)	Mr. Maich’s award originally had an expiration date of 9/07/15, representing a potential realizable value at the date of grant of $1,010,791 at a 5% annual rate and $2,561,543 at a 10% annual rate over the original term. Mr. Maich forfeited this award upon his resignation.

Aggregated Option Exercises in Fiscal 2006 and Fiscal 2006 Year-End Option Values
      The following table provides information on option exercises in fiscal 2006 by the named executive officers, former named executive officers and the value of such officers’ unexercised options as of January 28, 2006:

			Number of Securities
			Underlying Unexercised
			Options at Fiscal Year-End		Value of Unexercised
	Shares				In-The-Money Options
	Acquired on				at Fiscal Year-End(1)
	Exercise	Value	Exercisable	Unexercisable
Name	(# of Shares)	Realized	(# of Shares)	(# of Shares)	Exercisable	Unexercisable

Bernard Cammarata	0	$0	1,521,000	0	$23,064,190	$0
Edmond J. English	1,486,666	$6,555,850	300,000	0	$1,038,000	$0
Arnold S. Barron	0	$0	394,168	208,332	$2,207,855	$745,245
Donald G. Campbell	0	$0	725,000	250,000	$4,228,000	$929,750
Peter A. Maich	120,000	$1,450,200	602,000	0	$4,026,330	$0
Carol Meyrowitz	0	$0	225,000	225,000	$969,750	$827,250
Alexander W. Smith	0	$0	312,500	300,000	$1,427,250	$1,049,000

(1)	The value of unexercised in-the-money options was calculated based on $24.89, the closing price of TJX’s common stock as of January 28, 2006, the last day of the fiscal year, less the exercise price of the options.
Long Range Performance Incentive Plan Awards in Fiscal 2006
      We have a Long Range Performance Incentive Plan. Each year the ECC sets target awards and cumulative performance goals for multiple consecutive fiscal years under this plan. Cash awards are paid based on the level of achievement of the performance goals for the period. The following table describes the awards granted to the current and former named executive officers under this plan during fiscal 2006. The performance goals for these awards are tied to cumulative pre-tax income for the period. Ms. Meyrowitz did not receive long range awards in fiscal 2006. Mr. Cammarata does not participate in this plan.

		Estimated Future Payouts Under
	Performance	Non-Stock Price-Based Plan
	Period Until
Name	Payout	Threshold ($)	Target ($)	Maximum ($)

Edmond J. English(1)	2006-2008	$0	$975,000	$1,462,500
Arnold S. Barron	2006-2008	$0	$355,000	$532,500
Donald G. Campbell	2006-2008	$0	$400,000	$600,000
Peter A. Maich(2)	2006-2008	$0	$380,000	$570,000
Alexander W. Smith	2006-2008	$0	$475,000	$712,500

(1)	Under his resignation agreement, Mr. English was entitled to receive a prorated portion of this award at target in respect of his service through September 13, 2005.

(2)	Under his separation agreement, Mr. Maich was entitled to receive a portion of this award prorated through November 30, 2005.

Retirement Plans
      We have a tax-qualified defined benefit plan, or “Retirement Plan,” for all eligible employees including the current and former named executive officers and a Supplemental Executive Retirement Plan, or “SERP,” for some of our key employees including the current and former named executive officers, other than Mr. Cammarata. Benefits payable under SERP are reduced by benefits received under the Retirement Plan, primary Social Security benefits, and benefits associated with Company contributions under the Savings/ Profit Sharing Plan. The following table shows the estimated annual retirement benefit payable on a straight life annuity basis at normal retirement (age 65) for all employees eligible for SERP benefits. Benefits under the Retirement Plan are payable in any of several life annuity forms and benefits under the SERP are payable in five annual installments or in ten annual installments, a lump sum, or an annuity, in each case as the participant elects in accordance with applicable plan rules.

	Estimated Annual Retirement Benefits
	for Years of Service Indicated(2)
Average
Annual Earnings(1)	10 Years	15 Years	20 Years or More

$100,000	$25,000	$37,500	$50,000
150,000	37,500	56,250	75,000
200,000	50,000	75,000	100,000
300,000	75,000	112,500	150,000
400,000	100,000	150,000	200,000
500,000	125,000	187,500	250,000
600,000	150,000	225,000	300,000
800,000	200,000	300,000	400,000
1,000,000	250,000	375,000	500,000
1,200,000	300,000	450,000	600,000
1,400,000	350,000	525,000	700,000
1,600,000	400,000	600,000	800,000

(1)	Average Annual Earnings includes salary and short-term bonuses including the Management Incentive Plan and are based on the highest compensation during five of the last ten years of employment.

(2)	As of December 31, 2005, the years of service for the following individuals under the Retirement Plan were as follows: Mr. Barron, 25 years; Mr. Cammarata, 28 years, Mr. Campbell, 31 years; Mr. English, 21 years; Mr. Maich, 19 years; Ms. Meyrowitz, 19 years; and Mr. Smith, 1 year. Each executive has attained twenty years of service for SERP (which is the maximum) other than Mr. Smith, who has 11 years of service and Mr. Cammarata, who does not participate in SERP. Mr. Cammarata’s estimated normal annual benefit under the Retirement Plan as of December 31, 2005 was $133,836. Mr. Smith’s SERP benefit is determined by reflecting a reduction for a T.K. Maxx benefit, converted to dollars using an agreed-upon exchange rate of $1.8196 per pound sterling for benefits attributable to employer contributions prior to July 1, 2004. For further information with respect to Mr. English’s and Mr. Maich’s SERP benefits, see “Employment and Other Agreements” below.
      The executive officers are also eligible to participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan for selected key employees. Under the Executive Savings Plan, participating employees may defer a portion of their base salary and receive matching credits from us. Employees who also participate in SERP are not eligible for matching credits. Accounts under the Executive Savings Plan reflect investment experience based on investment funds selected by the participants.
      Executive officers and directors, among others, are eligible to participate in our General Deferred Compensation Plan, which is a non-qualified deferred compensation plan permitting deferral of all or a portion of eligible compensation (including base salary, bonuses, and, in the case of directors, retainers or meeting fees). Deferral accounts reflect interest on deferred amounts, determined based on a rate tied to Treasury securities, which is adjusted annually.
Employment and Other Agreements
      On November 14, 2005, TJX entered into a letter agreement with Mr. Cammarata that amends certain provisions of his employment agreement, which is described below. Pursuant to the amended agreement, in addition to his duties as Chairman of the Board, Mr. Cammarata will serve as Acting Chief Executive Officer of TJX until such time as he is replaced or resigns from that position and will be paid a base salary at an annual rate of $1,000,000 during the period he serves both as Acting Chief Executive Officer and Chairman of the Board, effective from September 13, 2005, the date on which he assumed the additional duties of Acting Chief Executive Officer. However, effective as of March 13, 2006, Mr. Cammarata agreed to a 10% reduction in his base salary and as a result his annual salary was reduced to $900,000 as of that date. In addition, pursuant to the letter agreement, Mr. Cammarata was granted a performance-based restricted stock award of 47,000 shares of TJX common stock (with vesting to be based on the performance conditions to be established for TJX’s Management Incentive Plan for the fiscal year ending in January 2007) and a performance-based deferred stock award for up to 94,000 shares of TJX common stock (with vesting to be based on the average closing price of TJX common stock over the sixty-day period immediately following the public release of financial information for TJX’s fiscal year ending in January 2007). For both stock awards, upon a change of control Mr. Cammarata would be immediately entitled to any unvested shares that had not previously been forfeited, whether or not the performance conditions had been satisfied.
      On June 3, 2003, TJX entered into an employment agreement with Mr. Cammarata pursuant to which Mr. Cammarata serves as Chairman of the Board of TJX. The agreement has a term extending to the stockholders meeting occurring in 2006 and provides for a minimum annual base salary of $400,000. Under the agreement, Mr. Cammarata is entitled to participation in employee benefit and fringe benefit plans and programs made available to executives generally. However, Mr. Cammarata is not entitled to participate in any awards under the Long Range Performance Incentive Plan or the Management Incentive Plan for periods commencing on or after January 30, 2000, and is not entitled to any employer credits under the Executive Savings Plan. He also has no rights to benefits under the SERP. If Mr. Cammarata’s employment is terminated for specified reasons, then he would be entitled to salary and benefits continuation for the longer of twelve (12) months after such termination or until the end of the employment agreement. However, if Mr. Cammarata is eligible for long-term disability compensation benefits under TJX’s long-term disability plan, any severance would be paid at a rate equal to the excess of the rate of base salary in effect at termination of employment, over the long-term disability compensation benefits for which Mr. Cammarata would be eligible under such plan. Unless TJX offers Mr. Cammarata continued service as Chairman or in another position acceptable to the executive, upon mutually and reasonably agreeable terms, upon termination at the end of the term of the employment agreement, Mr. Cammarata will be entitled upon termination to receive, for the period beginning on such termination and ending on the date of the annual meeting of stockholders occurring in 2007, continuation of base salary at the rate in effect at termination of employment plus medical, dental and life-insurance coverage comparable to the benefits of such type to which he was entitled at time of termination. If TJX in connection with such termination offers to Mr. Cammarata continued service as Chairman, or in another position acceptable to the executive, and upon mutually and reasonably agreeable terms, and Mr. Cammarata declines such service, he will be treated as having terminated his employment voluntarily. Under the agreement, Mr. Cammarata is generally subject to a two-year non-solicitation undertaking upon the termination of employment at any time. If the employment agreement terminates or if Mr. Cammarata should end his employment voluntarily at any time other than for good reason, or if TJX ends Mr. Cammarata’s employment at any time for cause, then the non-solicitation undertaking will apply for three years. In addition, Mr. Cammarata commits to a three year non-competition undertaking upon termination of employment at the end of the employment agreement term or if he ends his employment voluntarily at any time for any reason other than good reason, or if TJX ends his employment at any time for cause. Upon a change of control as defined in the agreement, Mr. Cammarata is no longer subject to the non-competition undertaking. If the executive’s employment terminates for various reasons within twenty-four months following the change of control (and prior to the date of the 2006 stockholders meeting), he is entitled to receive a payment equal to two times his then current base salary plus continued medical and life insurance for two years, except to the extent the executive has coverage from another employer, and continued use of an automobile for that two-year period. TJX is obligated to pay the executive a tax gross-up payment in respect of any change of control-related excise tax incurred in connection with the change of control and all legal fees and expenses reasonably incurred by the executive in seeking enforcement of his contractual rights following a change of control.
      On October 5, 2005, TJX and Ms. Meyrowitz entered into an employment agreement dated as of October 17, 2005 under which Ms. Meyrowitz agreed to serve as President of TJX from October 17, 2005 through October 16, 2008. The employment agreement provides that Ms. Meyrowitz is to receive an annual base salary of not less than $1,100,000 and an up-front cash bonus of $1,200,000. However, effective March 13, 2006, Ms. Meyrowitz agreed to a 10% reduction in her base salary and as a result as of March 13, 2006 her base salary was reduced to $990,000. Ms. Meyrowitz was granted 300,000 shares of restricted stock pursuant to the Company’s Stock Incentive Plan, which will vest in three annual installments upon achievement of performance targets and satisfaction of other vesting conditions. The performance conditions for the three installments are tied to performance measures for TJX’s fiscal years ending in 2007, 2008 and 2009, respectively. Under the employment agreement, Ms. Meyrowitz is also entitled to participate in other executive benefit programs, including awards at levels commensurate with her position under TJX’s Stock Incentive Plan, Management Incentive Plan and Long Range Performance Incentive Plan. Ms. Meyrowitz has agreed to a two-year non-solicitation undertaking as specified in her employment agreement, regardless of the nature of her termination, and a two-year non-competition undertaking as specified therein if she terminates her employment voluntarily for any reason (other than after being required to report to and be subject to the direction of any TJX officer or employee other than the chief executive officer) or is terminated by TJX for cause.
      Under the employment agreement, upon involuntary termination prior to the end of the contract period, or if she terminates voluntarily by reason of being relocated or after being required to report to and be subject to the direction of any TJX officer or employee other than the chief executive officer, Ms. Meyrowitz is entitled to receive her then-current base salary and specified benefits through the later of October 16, 2008 or one year following termination; to continued medical and life insurance coverage for the salary continuation period, unless she obtains no less favorable coverage from another employer; to an auto or auto allowance during the salary continuation period; to prorated Management Incentive Plan and Long Range Performance Incentive Plan target awards for the year of termination (plus an additional amount equal to the full Management Incentive Plan and Long Range Performance Incentive Plan target awards for the year of termination in the case of death, disability or incapacity); to full vesting of her performance-based restricted stock award and to other benefits to the extent provided in the applicable plan or award. However, TJX’s obligation to continue to pay benefits ceases if, during the two-year period following termination, Ms. Meyrowitz were to compete with TJX. Any additional stock options or stock-based awards that may be granted to Ms. Meyrowitz under TJX’s Stock Incentive Plan, starting in TJX’s fiscal year ending in 2007, would also vest if Ms. Meyrowitz is involuntarily terminated by TJX. Termination of Ms. Meyrowitz’s employment at the end of the employment agreement term will be treated as an involuntary termination by TJX unless in connection therewith TJX makes an offer that satisfies conditions specified in the employment agreement and Ms. Meyrowitz declines the offer. Upon a change of control as defined in her agreement, Ms. Meyrowitz is no longer subject to the non-competition undertaking and will receive a payment equal to her maximum Long Range Performance Incentive Plan award under any award cycles not yet completed, plus her target award and a prorated award under the Management Incentive Plan for the year of the change of control. If Ms. Meyrowitz’s employment were to terminate for various reasons within twenty-four months following a change of control and prior to October 16, 2008, instead of the severance benefits described above, Ms. Meyrowitz would be entitled to a payment equal to two times her then-current base salary, plus the present value of her SERP benefit, plus continued medical and life insurance for two years (except to the extent she has coverage from another employer), plus the continued use of an automobile for two years. TJX is also obligated to pay

Ms. Meyrowitz a tax gross-up payment in respect of certain taxes incurred in connection with the change of control and all legal fees and expenses reasonably incurred by her in seeking enforcement of her contractual rights following a change of control.
      The agreement between TJX and Ms. Meyrowitz effective as of October 17, 2005, summarized above, supersedes all prior agreements between them, including the agreement summarized in the following paragraph.
      Under an earlier agreement between TJX and Ms. Meyrowitz, dated as of November 8, 2004, Ms. Meyrowitz was employed in an advisory capacity to assist with management transition from January 21, 2005 through September 30, 2005 following her resignation as President of The Marmaxx Group and Senior Executive Vice President of TJX effective as of January 21, 2005. The earlier agreement provided that through January 31, 2005, Ms. Meyrowitz continued to receive her current base salary and benefits (as in effect immediately prior to January 21, 2005), and that for the period February 1, 2005 through the last day of TJX’s 2006 fiscal year, Ms. Meyrowitz would be paid $900,000, reduced by any remuneration earned by Ms. Meyrowitz from other full-time employment during such period. Ms. Meyrowitz also was entitled to receive any payments due under her awards under the Management Incentive Plan for the 2005 fiscal year and under the Long Range Performance Incentive Plan for the three-year cycle ending in the 2005 fiscal year in accordance with the terms of those Plans, but TJX agreed that she would receive not less than her target award under the Management Incentive Plan for TJX’s 2005 fiscal year (55% of actual base salary). The earlier agreement provided for a payment, in lieu of an award under the Management Incentive Plan for TJX’s 2006 fiscal year, equal to 55% of Ms. Meyrowitz’s base compensation for the period from February 1, 2005 through the last day of TJX’s 2006 fiscal year, net of any offset of remuneration received from other full-time employment. Instead of a payment under the Long Range Performance Incentive Plan for the three-year cycle ending in TJX’s 2006 fiscal year, TJX also agreed to pay Ms. Meyrowitz an amount based on the amount she would have earned under such plan had she remained an employee through the end of TJX’s 2006 fiscal year, prorated for other full-time employment prior to the end of the 2006 fiscal year. Ms. Meyrowitz’s previously awarded stock options and restricted stock awards under TJX’s Stock Incentive Plan continued to vest in accordance with their original terms through September 30, 2005. In addition, TJX agreed that 37,500 shares of restricted stock that were scheduled to vest in September 2006 would vest at the same time and subject to the same conditions (including the achievement of specified performance goals) as would have been the case had Ms. Meyrowitz remained a full-time employee through September 30, 2006. TJX agreed to continue to provide family medical coverage to Ms. Meyrowitz through September 30, 2005 and thereafter agreed to pay the cost through December 31, 2006 of any continuation of such coverage elected by Ms. Meyrowitz under COBRA. The earlier agreement also included a non-competition and non-solicitation undertaking, as well as a prohibition on the use or disclosure of confidential information of TJX.
      TJX has also entered into an employment agreement with each of Messrs. Barron, Campbell and Smith dated April 5, 2005, each of which has been amended. Each of the agreements has a three-year term. The agreements provide for a minimum annual base salary ($675,000 for Mr. Barron, $775,000 for Mr. Campbell, and $925,000 for Mr. Smith); however, under the terms of an amendment to each agreement, the base salary for each of Messrs. Barron, Campbell and Smith has been reduced by 10% from the base salary in effect immediately prior to March 13, 2006 and as a result effective as of March 13, 2006 Messrs. Barron, Campbell and Smith have base salaries of $639,000, $720,000, and $855,000, respectively. Under the agreements, the executives are entitled to participation in specified benefit programs, including the Stock Incentive Plan, the Management Incentive Plan and the Long Range Performance Incentive Plan, and are fully vested in their respective accrued SERP benefits. Mr. Smith’s SERP benefit is determined by reflecting a reduction for employer-funded U.K. benefits, converted to dollars using an agreed-upon exchange rate of $1.8196 per pound sterling for benefits attributable to Company contributions prior to July 1, 2004. Under the agreements, as amended, TJX will provide each executive with an automobile allowance commensurate with his position. Under Mr. Smith’s agreement, TJX will provide an additional $1 million in life insurance coverage during the term of the agreement, will pay the rent on Mr. Smith’s current residence in the U.S. for the period July 1, 2004 through June 30, 2006, and will pay for relocation of Mr. Smith and his family to the U.K. upon reassignment of Mr. Smith to the U.K. or upon termination of his employment other than for cause, provided that in no other event will TJX be liable for, or be obligated to reimburse Mr. Smith or members of his family for, any travel expenses or related or similar expenses incurred by or for the benefit of Mr. Smith’s spouse or other members of his family. Each agreement includes a two-year non-competition undertaking as specified in the agreements following termination of employment at the end of the three-year term or following voluntary termination of employment or a termination by TJX for cause. If the executive’s employment terminates prior to the end of the three-year term for specified reasons, or if at the end of the three-year term TJX does not offer the executive continued service in his current position or another position acceptable to the executive and upon mutually and reasonably agreeable terms, the executive is entitled to continuation of base salary for the balance of the term, if any, or for twelve months if longer, subject after twelve months to a reduction for other employment earnings; to continued medical and life insurance coverage for the salary continuation period, unless the executive obtains no less favorable coverage from another employer; to prorated Management Incentive Plan and Long Range Performance Incentive Plan target awards for the year of termination (plus an additional amount equal to the full Management Incentive Plan target award for the year of termination in the case of death, disability or incapacity); and to other benefits to the extent provided in the applicable plan or award. Upon a change of control as defined in the agreements, the executive is no longer subject to the non-competition undertaking and will receive a payment equal to his target Management Incentive Plan award plus a prorated Management Incentive Plan target award for the year in which the change of control occurs and the maximum award payable with respect to the Long Range Performance Incentive Plan for cycles in progress at the time of the change of control. If the executive’s employment terminates for various reasons within twenty-four months following a change of control (and prior to April 4, 2008), instead of the severance benefits described above, he is entitled to receive a payment equal to two times his then current base salary plus the present value of SERP benefits plus continued medical and life insurance for two years, except to the extent the executive has coverage from another employer, and continued use of an automobile for that two-year period. TJX is obligated to pay the executive a tax gross-up payment in respect of any change of control-related excise tax incurred in connection with the change of control and all legal fees and expenses reasonably incurred by the executive in seeking enforcement of his contractual rights following a change of control.
      Our former President and Chief Executive Officer Edmond J. English resigned those positions and his position as a director on September 13, 2005. In connection with his resignation, we entered into a resignation agreement with Mr. English under which Mr. English is entitled to the payments and benefits that would have been due to him under his existing employment agreement with us had he been terminated without cause. Mr. English also agreed to a non-disparagement undertaking and remains subject to a modified version of the non-solicitation and non-competition provisions of his employment agreement. Under the resignation agreement, Mr. English is entitled to continuation of base salary until the date of the annual stockholder meeting in 2008, subject after twelve months to a reduction for other employment earnings, and to continued medical and life insurance coverage for the salary continuation period, unless he obtains no less favorable coverage from another employer. Mr. English was also entitled under the resignation agreement to prorated Management Incentive Plan and Long Range Performance Incentive Plan target awards for the fiscal year ended January 2006, both of which have been paid; to full vesting of any unvested portion of his previously granted performance-based restricted stock award; and to other benefits to the extent provided in the applicable benefit plan or award. TJX also agreed to pay to Mr. English a lump sum payment of $1.5 million less any required withholdings on the date Mr. English attains age 55. Prior to his resignation, Mr. English served as President and Chief Executive Officer pursuant to an employment agreement dated June 3, 2003. Under that employment agreement, for the period prior to his resignation, Mr. English was entitled to receive an annual base salary of not less than $1,200,000, specified awards under the Management Incentive Plan and Long Range Performance Incentive Plan as well as stock option grants at a level of not less than 300,000 options annually. Under his employment agreement, Mr. English was fully vested in his accrued SERP benefit, adjusted to provide an additional early retirement subsidy, and was entitled to participate in other executive benefit programs.
      On October 14, 2005, in connection with Mr. Maich’s resignation, the Company and Mr. Maich entered into a separation agreement. Pursuant to the separation agreement, Mr. Maich receives payments in the form of severance and salary continuation of $760,000 (subject to reduction based on earnings through other employment or self-employment) and payments of $34,750 in lieu of a car allowance, each payable one-half in June 2006 and one-half over the following six-month period. Under the separation agreement, Mr. Maich is paid a prorated amount for service through November 2005 under the Management Incentive Plan and Long Range Performance Incentive Plan payable on the dates on which he would have received payments if he were still employed by TJX. In addition, Mr. Maich will receive a lump sum payment of approximately $3.5 million in June 2006, representing his accrued benefit under TJX’s SERP calculated on an assumed continuation of base pay through December 31, 2005, subject to certain offsets as provided in the SERP. Mr. Maich will receive payments under TJX’s General Deferred Compensation Plan and Executive Savings Plan. All of Mr. Maich’s unvested restricted stock and unvested stock options were forfeited upon his resignation. Mr. Maich has agreed not to disclose certain confidential information, to non-competition and non-solicitation undertakings through November 29, 2006, and to a general release of claims against TJX.
Trust Agreements
      We have entered into trust agreements with institutional trustees providing for the payment out of the assets of the trusts of benefits accrued under such of our various benefit plans, employment agreements and other employment arrangements as we specify from time to time. To the extent not already irrevocable, the trusts would become irrevocable upon a change of control of TJX. We may make contributions to the trusts from time to time, and additional funding could be required upon a change of control. To the extent funded, the trusts are to be used, subject to their terms and to the claims of our general creditors in specified circumstances, to make payments under the terms of the benefit plans, employment agreements and other employment arrangements from time to time specified by us.
Indemnification Agreements
      We have entered into indemnification agreements with each of our directors and officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual’s involvement is by reason of the fact that he or she is or was a director or officer or served at our request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of TJX, except to the extent Delaware law shall permit broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by TJX’s Certificate of Incorporation and by Delaware law.

PERFORMANCE GRAPH
      The line graph below compares the cumulative performance of TJX’s common stock with the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index as of the date nearest the end of TJX’s fiscal year for which index data is readily available for each year in the five-year period ending January 28, 2006. The graph assumes that $100 was invested on January 26, 2001 in each of TJX’s common stock, the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index and that all dividends were reinvested.

PROPOSAL 2
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We are asking stockholders to ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 27, 2007. Representatives of PricewaterhouseCoopers LLP will attend the 2006 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.
      Your Board of Directors unanimously recommends a vote FOR Proposal 2, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for this fiscal year.
PROPOSAL 3
SHAREHOLDER PROPOSAL
      On or about December 13, 2005, the Company received the following proposal from United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue N.W., Washington, DC 20001, beneficial owners of approximately 8,100 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us:
      “Resolved: That the shareholders of The TJX Companies, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
      Supporting Statement: Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
      Our Company presently uses the plurality vote standard for the election of directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
      We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
      The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.
      Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

      Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available Board seats.
      We urge your support for this important director election reform.”
Statement of the Board of Directors in Opposition to the Shareholder Proposal
      TJX elects directors using the method used by the overwhelming majority of publicly traded companies and prescribed as the default method by Delaware law — directors are elected by a plurality of the votes cast at a meeting. This method has resulted in strong support for our nominees by our shareholders. During the past five years, for example, every nominee for director has received an affirmative vote greater than 85% of the shares voted. Further, well over 400 million shares were voted in last year’s election of directors, making the suggestion that directors might be elected by one vote theoretical at best.
      This same proposal was submitted at our last Annual Meeting of Stockholders. The Board of Directors opposed the proposal last year, and it was defeated. We continue to believe that this shareholder proposal would not improve TJX’s corporate governance and would introduce unnecessary uncertainty and complications, and therefore that it is not in the best interests of the TJX shareholders.
      In light of the proposal, the Corporate Governance Committee of our Board carefully re-examined the action suggested by the proposal and reviewed the proponents’ underlying concerns and various approaches to addressing such concerns. As a result of this re-examination, we have adopted a majority voting policy which we feel further enhances our commitment to shareholder participation in the election process. Our corporate governance principles now require any nominee for director who receives a greater number of votes “withheld” from than cast “for” his or her election in an uncontested election to tender his or her resignation and provide procedures for the consideration of such resignation by the Board. Within ninety days of the date of the stockholders’ meeting, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its stockholders as well as the basis for the underlying stockholder vote. The Board will take what it deems to be appropriate action which may include accepting or rejecting the resignation or taking further measures to address any shareholder concern. The full text of our corporate governance principles is available at www.tjx.com.
      We believe that this majority voting policy achieves the result sought through this shareholder proposal, while avoiding some of the issues inherent in the absolute majority vote suggested by the proponents. For example, while the proposal appears on its face to be a simple change, it does not address what would happen if a sufficient number of nominees failed to receive the affirmative vote of a majority of shares present and voting. Under Delaware law and our governing documents, directors hold office until their successors are elected and qualified. As a result, if a sufficient number of nominees were not elected at a meeting, one or more incumbent directors would remain in office. Generally, the nominees are the incumbent directors. Therefore the director who was not elected would simply remain in office. If a director chose to resign in those circumstances, the Board would have the power to appoint a successor to fill the vacancy. Rather than the current stockholders determining the Company’s directors, this shareholder proposal could result in the composition of the Board being controlled by the results of a prior election or the choice of the other directors.
      Consistent with our majority voting policy, we have long had strong corporate governance and a culture of integrity for our Company led by our Board of Directors. Our corporate governance principles provide high standards and thoughtful procedures for selection of nominees, and our Board and Board committees perform annual self-assessments of performance. Our corporate governance principles also provide that at least two-thirds of our directors should be independent and include standards for independence. Additionally, in response to recent shareholder sentiment, the directors have taken action to declassify the Board. With the active participation of our stockholders, the present voting standard combined with our strong corporate governance has been successful over many years in electing strong, independent and effective Boards of Directors for TJX.
      We urge our shareholders to read the enhanced corporate governance principles, which address majority voting, on our website and also to defeat this proposal.
      Your Board of Directors unanimously recommends a vote AGAINST approval of Proposal 3.
VOTING REQUIREMENTS AND PROXIES
      The eleven nominees receiving a plurality of votes properly cast at the meeting will be elected directors. Under our Corporate Governance Principles, any director who does not receive a majority of the votes cast must tender his or her resignation for consideration by the Board. All other proposals require the approval of the majority of votes properly cast.
      If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the eleven director nominees, for the appointment of the independent registered public accounting firm and against the Shareholder Proposal. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares with respect to the Shareholder Proposal without instructions from you. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the Shareholder Proposal or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
      A stockholder who intends to present a proposal at the 2007 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that we receive it no later than December 28, 2006.
      A stockholder who intends to present a proposal at the 2007 Annual Meeting of Stockholders but does not wish the proposal to be included in the proxy materials for that meeting must provide notice of the proposal to us not later than March 13, 2007. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws describe the requirements for submitting proposals at the Annual Meeting. A stockholder who wishes to nominate a director at the 2007 Annual Meeting must notify TJX in writing no earlier than February 6, 2007 and no later than March 8, 2007. The notice must be given in the manner and must include the information and representations required by our by-laws.
OTHER MATTERS
      At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment.
      We will bear the cost of solicitation of proxies. We have retained Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $9,000, plus expenses. Our officers and employees may also assist in soliciting proxies in those manners.

THE TJX	YOUR VOTE IS IMPORTANT
COMPANIES, INC.	VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			TELEPHONE			MAIL

https://www.proxyvotenow.com/tjx				1-866-252-6933

•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

1-866-252-6933 CALL TOLL-FREE TO VOTE
☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Vote, Date and Sign Below and Return Promptly in the Enclosed Envelope.	☒
Votes MUST be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote FOR the Election of Directors.
1.	Election of Directors.

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	(01) David A. Brandon, (02) Bernard Cammarata, (03) Gary L. Crittenden, (04) Gail Deegan, (05) Dennis F. Hightower, (06) Amy B. Lane, (07) Richard G. Lesser, (08) John F. O’Brien, (09) Robert F. Shapiro, (10) Willow B. Shire, (11) Fletcher H. Wiley
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions
The Board of Directors recommends a vote FOR Proposal 2.

		FOR	AGAINST	ABSTAIN

2.	Ratification of appointment of PricewaterhouseCoopers LLP.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 3.

		FOR	AGAINST	ABSTAIN

3.	Shareholder Proposal regarding election of directors by majority vote.	☐	☐	☐

S C A N L I N E

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and when more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Date	Stockholder sign here	Co-Owner sign here

THE TJX COMPANIES, INC.
Please take note of the important information enclosed with this proxy card. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.
Please vote on the Internet or by telephone or by mail prior to the Annual Meeting of Stockholders to be held on June 6, 2006.
Thank you in advance for your prompt consideration of these matters.

THE TJX COMPANIES, INC.

ANNUAL MEETING OF STOCKHOLDERS - JUNE 6, 2006

The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) BERNARD CAMMARATA, MARY B. REYNOLDS and JEFFREY G. NAYLOR, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of The TJX Companies, Inc. (the “Company”) to be held at the Company’s corporate office, 770 Cochituate Road, Framingham, Massachusetts on Tuesday, June 6, 2006 at 11:00 a.m., and any adjournment thereof, all the shares of Common Stock of the Company which the stockholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
The Board of Directors recommends a vote FOR the Election of Directors, FOR Proposal 2 and AGAINST Proposal 3.

Mark box at right if you have noted an address change.	☐	THE TJX COMPANIES, INC. P.O. BOX 11377 NEW YORK, N.Y. 10203-0377	ADDRESS CHANGE/COMMENTS

Mark box at right if you have noted comments.	☐